EXHIBIT 3.1

                            ARTICLES OF INCORPORATION

                                       OF

                              BANNER HOLDING CORP.

        The undersigned subscriber to these Articles of Incorporation, a natural person competent to contract, hereby forms a corporation under the laws of the State of Florida.

                                 ARTICLE I. NAME

        The name of the Corporation shall be Banner Holding Corp. The principal place of business shall be 120 N. U.S. Highway One, Tequesta, Florida 33469.

                         ARTICLE II. NATURE OF BUSINESS

        The Corporation may engage in or transact all lawful activities or businesses permitted under the laws of the United States, the State of Florida, or any other state, country, terri tory or nation.

                           ARTICLE III. CAPITAL STOCK

        The total number of shares of capital stock which the Corporation shall have authority to issue is thirty million (30,000,000), of which twenty five million (25,000,000) shares shall be Common Stock with a par value of $0.01 per share, and five million (5,000,000) shares shall be Preferred Stock with a par value of $0.01 per share, all of which shares, when issued, shall be fully paid and non-assessable.

        None of the shares of Common Stock shall be entitled to any preference over any other shares of such stock. The Common Stock shall be subject to all of the powers, rights and preferences of each series of the Preferred Stock as such may, from time to time, be established by resolution of the Board of Directors. Subject to the provisions of this Article III with respect to the Preferred Stock, dividends payable in cash, stock or otherwise, as may be determined by the Board of Directors, may be declared and paid on the Common Stock from time to time out of funds law fully available therefor. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after such preferential rights, if any, upon liquidation as are possessed by holders of shares of any series of Preferred Stock shall have been satisfied, the remaining net assets of the Corporation shall be distributed PRO RATA to the holders of shares of the Common Stock and the holders of shares of any series of the Preferred Stock that do not possess preferential rights upon such liquidation, dissolution or winding up.
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        The Board of Directors of the Corporation is authorized to issue shares of Preferred Stock from time to time in one or more series for such consideration as it may determine; to fix or alter the voting powers, designations, preferences and rights, including, but not limited to, dividend rights, dividend rate conversion rights and terms of redemption (including sinking fund provisions), redemption price or prices and liquidation preferences, or any of them, as to unissued series of shares of Preferred Stock; and to fix the number of shares constituting any such series and designation thereof, or any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of such series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

                          ARTICLE IV. REGISTERED AGENT

        The street address of the initial registered office of the Corporation shall be c/o Mirkin & Woolf, P.A., 1700 Palm Beach Lakes Blvd. #580, West Palm Beach, Florida 33401 and the name of the initial registered agent of the Corporation at that address is Mark H. Mirkin, Esq.

                          ARTICLE V. TERM OF EXISTENCE

        The Corporation shall exist perpetually.

                              ARTICLE VI. DIRECTORS

        The Corporation shall have one (1) director initially. The name and address of the initial member of the Board of Directors are John M. O'Keefe, 120
N. U.S. Highway One, Tequesta, Florida 33469.

                            ARTICLE VII. INCORPORATOR

        The name and address of the incorporator to these Articles of Incorporation are John M. O'Keefe, 120 N. U.S. Highway One, Tequesta, Florida 33469.

        IN WITNESS WHEREOF, the undersigned has hereunto set his hand and seal on this 30th day of November, 1997.

                                                   /s/JOHN M. O'KEEFE
                                                   John M. O'Keefe

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                    CERTIFICATE DESIGNATING PLACE OF BUSINESS
                     OR DOMICILE FOR THE SERVICE OF PROCESS
                    WITHIN THIS STATE, NAMING AGENT UPON WHOM
                              PROCESS MAY BE SERVED

        The following is submitted in accordance with the requirements of Chapter 48.091, Florida Statutes:

        BANNER HOLDING CORP., desiring to organize under the laws of the State of Florida with its registered office address, as indicated in the Articles of Incorporation, as c/o Mirkin & Woolf, P.A., 1700 Palm Beach Lakes Blvd. #580, West Palm Beach, Florida 33401, has named MARK H. MIRKIN, ESQ. as its agent to accept service of process within this State.

                                 ACKNOWLEDGEMENT

        Having been named to accept service of process for the above-stated Corporation at the place designated in this Certificate, I hereby accept to act in this capacity and agree to comply with the provisions of Chapter 48.091, F.S., relative to keeping open said office.

                                                   /s/MARK H. MIRKIN, ESQ.
                                                   Mark H. Mirkin, Esq.

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